Summary Translation	Exhibit 4.89

Loan Agreement

Contract No. :ABC(2014)1011-1 13062020140000615

Borrower : Shijie Kaiyuan Auto Trading Group Co., Ltd.

Lender : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : August 26, 2014

Loan Amount : RMB100,000,000

Length of maturity : From August 26, 2014 to February 22, 2015

Use of Loan : Vehicle Purchase

Loan Interest : 6.72%

Date of Draft : August 26, 2014

Withdrawal Amount : RMB100,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date : February 22,2015

Loan Guarantee : Guaranty of Pledge

- Shijie Kaiyuan Auto Trading Group Co., Ltd. make pledge account receivable to Agricultural Bank of China, Shijiazhuang North City Branch, with the contract no. ABC(2012)1011-6 2014082202